PRESS RELEASE
                                 =============


PATAPSCO BANCORP, INC.
FOR FURTHER INFORMATION CONTACT MICHAEL J. DEE, PRESIDENT
                                410-285-9313

                             PATAPSCO BANCORP, INC.
                     DECLARES CASH DIVIDEND FOR COMMON STOCK

         Baltimore, Md. March 22, 2007- Patapsco Bancorp, Inc. (OTC, Electronic Bulletin Board: PATD), announced that its Board of Directors declared a regular cash dividend, for shareholders of Patapsco Bancorp, Inc.'s common stock, in the amount of $.07 per share payable on or about April 27, 2007 to stockholders of record at the close of business on April 6, 2007.

         Michael J. Dee, President of the Company, stated that this represents the thirty ninth consecutive quarterly dividend paid on Patapsco's common stock.

          Patapsco's Board of Directors determined that the payment of the dividend was appropriate in light of the Company's sound financial condition and the results of its operations. It was noted that while the Board of Directors has declared this dividend, the future payment of dividends is dependent upon the Company's financial condition, earnings, equity structure, capital needs, regulatory requirements and economic conditions.

         As announced on March 19, 2007, Patapsco Bancorp, Inc. executed a definitive merger agreement with Bradford Bancorp, Inc whereby the Company will be merged with and into Bradford Bancorp. The transaction is expected to be completed early in the forth quarter of 2007 and is subject to the approval of the members of Bradford Bank MHC, the shareholders of Patapsco Bancorp and regulatory authorities.

         Patapsco Bancorp, Inc. is the holding company for The Patapsco Bank, which conducts business through its banking offices in Baltimore City and Baltimore County, Maryland.